Exhibit 10.13

    , 2013

Andrew A. Ziegler

at the address on file with

Artisan Partners Limited Partnership

Dear Andy:

The purpose of this letter agreement (this “Letter Agreement”) is to memorialize certain terms of your employment with Artisan Partners Limited Partnership (“Artisan”), a Delaware limited partnership and Artisan Asset Management Inc. (“APAM”), a Delaware corporation. This Letter Agreement is effective as of, and contingent upon the occurrence of, the date of the initial public offering of the equity securities of Artisan (the “Effective Date”) and will cease to be effective on the first anniversary of the Effective Date, unless your employment hereunder is terminated earlier per this Letter Agreement (the “Employment Period”).

1.	Position; Duties, Authorities and Responsibilities; Other Activities; Location.

a.	Position, Duties, Authorities and Responsibilities. During the Employment Period, you will serve as the Executive Chairman of APAM (the “Executive Chairman”) and will report to the Board of Directors of APAM (the “Board”). APAM will take such action as may be necessary to appoint or elect you as a member of the Board and as Executive Chairman, and APAM will use its reasonable best efforts to nominate you for re-election to the Board during the Employment Period, unless prohibited by legal or regulatory requirements. You will have duties, authority and responsibilities consistent with those immediately prior to the Effective Date and such other duties, authorities and responsibilities as the Board may designate that are not inconsistent with your position. You will report only to the Board.

b.	Other Activities. During the Employment Period, you will devote your time, energy and skill to the performance of your duties and responsibilities hereunder, provided the foregoing will not prevent you from (1) serving on the boards of directors of non-profit organizations and charities, (2) with the consent of the Board (such consent not to be unreasonably withheld), serving on (and retaining compensation from) boards of directors of other for-profit companies, (3) participating in educational, charitable or other civic activities, and (4) managing your family and personal affairs (including personal and family investments and including providing services to and retaining compensation from for-profit companies that are not Competitive Enterprises (as defined below) in which you, directly or indirectly, have a controlling interest); provided, further, that in each case, and in the aggregate, such activities do not materially interfere or conflict with the performance of your duties to APAM and its subsidiaries and affiliates (together with APAM, the “Artisan Group”), create a business or fiduciary conflict with the Artisan Group or conflict with any restrictive covenants applicable to you.

c.	Location. During the Employment Period, your primary office location will be in Milwaukee, Wisconsin.

2.	Compensation and Benefits.

a.	Annual Base Salary. During the Employment Period, you will be paid a base salary at the annual rate of $250,000, subject to annual review by the Board for increase, but not decrease except (i) as agreed upon by the parties or (ii) commensurate with reductions applicable to other executive officers of APAM (“Salary”). Your Salary will be paid in accordance with the normal payroll practices of Artisan for similarly situated executives.

b.	Annual Bonus. During the Employment Period, you will be eligible to receive an annual cash bonus in an amount determined by the Board or the Compensation Committee of the Board (“Annual Bonus”). The amount of the Annual Bonus for each year, if any, will be paid in accordance with the normal bonus payment practices of Artisan for similarly situated executives and in any event by March 15th following the year such Annual Bonus was earned.

c.	Benefits. During the Employment Period, you (and your eligible dependents, as applicable) will be eligible to participate in the employee benefit programs and perquisites made available to similarly situated executives of Artisan at a level commensurate with your position.

d.	Post-Employment Benefits. Following the Employment Period, you (and your eligible dependents, as applicable) will be eligible to participate in health and welfare benefits on the same terms and conditions as made available to retirees of Artisan; provided however that the cost for such participation shall be at your sole expense. Nothing herein shall obligate Artisan to provide or maintain such benefits or from modifying or discontinuing any such benefits at any time.

e.	Reimbursement of Business Expenses. During the Employment Period, you will be reimbursed for all reasonable business and entertainment expenses incurred by you in connection with the performance of your duties, in accordance with the Artisan Group’s reimbursement policies and subject to your presentation of appropriate documentation.

f.	Section 409A.

i.	General. It is the parties’ intention that the payments and benefits to which you could become entitled in connection with your employment under this Letter Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder (“Section 409A”). The provisions of this Section 2(e)(i) shall qualify and supersede all other provisions of this Letter Agreement as necessary to fulfill the foregoing intention while to the maximum possible extent preserving the economic terms otherwise intended hereunder. For purposes of Section 409A, your right to receive the payments of compensation pursuant to this Letter Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.

ii.

Specified Employees. If you are a “specified employee” (determined by Artisan in accordance with Section 409A and Treas. Reg. Section 1.409A-3(i)(2)) as of your separation from service as defined for purposes of Section 409A (a “Separation from Service”) with Artisan, and if after taking into consideration the other exceptions to the application of Section 409A (such as the severance pay exception or the short-term deferral exception) any payment, benefit or entitlement provided for in this Letter Agreement or otherwise both (A) constitutes a “deferral of compensation”

within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (B) cannot be paid or provided in a manner otherwise provided herein without subjecting you to additional tax or interest (or both) under Section 409A, then any such payment, benefit or entitlement that is payable during the first six (6) months following the Separation from Service shall be paid or provided to you in a lump sum cash payment to be made on the earlier of (x) your death and (y) the first business day of the seventh (7th) month immediately following your Separation from Service.

iii.	Reimbursements. Except to the extent any reimbursement, payment or entitlement under this Letter Agreement does not constitute Nonqualified Deferred Compensation, (A) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to you during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to you in any other calendar year (subject to any lifetime and other annual limits provided under the Artisan Group’s health plans), (B) the reimbursements for expenses for which you are entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (C) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

3.	Indemnification. To the fullest extent permitted under the Articles of Incorporation and Bylaws of APAM, as well as the Amended and Restated Agreement of Limited Partnership of Artisan Partners Holdings LP, as in effect on the Effective Date and with any subsequent changes mandated by applicable law, APAM will indemnify you against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against you arising by reason of your status as a director, officer, employee and/or agent of any member of the Artisan Group. You will at all relevant times be covered under any contract of directors’ and officers’ liability insurance that covers directors of APAM (other than any coverage that specifically covers solely independent directors) on the same terms as APAM’s other executive officers. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification that you may be entitled under any written agreement, board resolution, vote of the shareholders, the Wisconsin Business Corporation Law or otherwise.

4.	Termination of Employment.

a.	Termination Notice Required. To terminate your employment, either you or Artisan must provide a notice of termination (delivered in accordance with Section 9) to the other (the “Termination Notice”). The effective date of your termination of employment will be (i) the date of Artisan’s Termination Notice if your employment is terminated by Artisan, although Artisan may provide a later effective date in the Termination Notice, (ii) the date thirty (30) days after the date of your Termination Notice if you voluntarily resign, provided that Artisan, in its sole discretion, may provide for a shorter period of notice, or (iii) the date thirty (30) days after the Termination Notice is given if your employment is terminated because of your Disability (as such term is defined below). The effective date of termination of your employment by reason of your death will be the date of your death. For purposes of this Letter Agreement, “Disability” means the inability of you, due to a physical or mental impairment, to perform the essential functions and job related duties of your job with the Artisan Group, with or without a reasonable accommodation, for ninety (90) consecutive business days or one hundred twenty (120) business days in the aggregate during any 365 day period. A determination of Disability shall be made by Artisan, which may, at its sole discretion, consult with a physician or physicians satisfactory to Artisan, and you will be required to cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on you and Artisan.

b.	Resignation Upon Termination. You agree to resign, on the effective date of your termination of employment (as set forth in Section 4(a), above), as an officer of APAM and as an officer and director of Artisan, Artisan Partners Funds, Inc. and any member of the Artisan Group (excluding APAM), as applicable.

c.	Obligations upon Termination. If, prior to the expiration of the Employment Period, your employment with the Artisan Group is terminated for any reason, Artisan will pay and/or provide you with your Salary through the date of termination, unreimbursed business and entertainment expenses and accrued but unused vacation time in accordance with Artisan’s policy (“Accrued Compensation”) and any other amounts and benefits that you are entitled to receive by law or under any employee benefit plans and programs or equity plan or grant in accordance with the terms and provisions of such plans, programs, equity plan and grant (the “Other Amounts”).

d.	Timing of Payments. All Accrued Compensation will be paid on or promptly after the end of your employment, in accordance with applicable law. All Other Amounts will be paid in accordance with the plan documents governing the payments of such amounts.

5.	Employee Covenants.

a.	Non-Competition. As a necessary measure to protect Artisan Group’s confidential trade secrets and proprietary information, you agree that during the Restricted Period (as such term is defined below), you will not, directly or indirectly, (x) hold an equity, voting or profit participation interest in a Competitive Enterprise (other than a 5% or less interest in a publicly traded entity which is only held for passive investment purposes); (y) provide Restricted Services anywhere within the Territory to a Competitive Enterprise; or (z) manage or supervise personnel engaged in providing Restricted Services anywhere within the Territory on behalf of a Competitive Enterprise.

For purposes of this Section 5(a), “Competitive Enterprise” means any business enterprise that, during the Restricted Period, either (i) engages in any business activity that competes with any business activity engaged in by any member of the Artisan Group, including, without limitation, the management of mutual funds; provided, however, that such business activity engaged in by any member of the Artisan Group was either (x) engaged in by any member of the Artisan Group during the Employment Period or (y) if engaged in following the Employment Period, such business activity was known by you as a potential business activity of any member of the Artisan Group through your involvement during the Employment Period in the conception, development or implementation of such business activity, or (ii) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity; “Restricted Services” means any activity that you were engaged in on behalf of any member of the Artisan Group at any time during the one-year period immediately preceding your last date of employment with Artisan, it being understood that “activity” shall include the management of any portfolio of equity securities regardless of the type or class of equity securities in such portfolio; and “Territory” means anywhere in the world.

b.	Non-Solicitation of Clients. You agree that during the Restricted Period you will not induce or attempt to induce any Artisan Client to use the investment management services of any person or entity other than the Artisan Group or to cease using the investment management services of the Artisan Group. The prohibitions in this Section 5(b) shall not apply to (i) your management, without compensation, of the investments of you or members of your family or a trust or similar vehicle for the benefit of any of the foregoing, or (ii) the provision of services by you to a business enterprise solely because such business enterprise engages in general advertising and solicitation efforts that may or do reach an Artisan Client.

For purposes of this Section 5(b), “Artisan Client” means any client of Artisan (x) for which you provided services on behalf of Artisan, or (y) about which you acquired non-public information in connection with your employment, in each case during the twelve months preceding the last date of your employment with Artisan. An investor in a mutual fund, UCITS fund or other pooled investment vehicle for which any member of the Artisan Group is an investment adviser, promoter, sponsor or has a similar role, or of which any member of the Artisan Group is the general partner or equivalent (each, an “Artisan Pooled Vehicle”), shall be considered an Artisan Client if, but only if, (1) any member of the Artisan Group had a direct marketing and/or client service relationship with such investor (not including the marketing and client services activities provided by any member of the Artisan Group to all investors in such funds uniformly) and (2) in connection with such relationship you (A) provided services (including through the provision of investment management services to the relevant Artisan Pooled Vehicle) on behalf of Artisan and had personal contact (including, without limitation, phone or email contact) with such investor, or (B) acquired non-public information about such investor in connection with your employment, in each case during the twelve months preceding the last date of your employment with Artisan.

c.	Non-Solicitation of Artisan Prospective Clients. You agree that during the Restricted Period you will not induce or attempt to induce any Artisan Prospective Client to use the investment management services of any person or entity other than the Artisan Group. The prohibitions in this Section 5(c) shall not apply to the provision of services by you to a business enterprise solely because such business enterprise engages in general advertising and solicitation efforts that may or do reach an Artisan Prospective Client. For purposes of this Section 5(c), “Artisan Prospective Client” means any person or entity (i) for which Artisan made a proposal to perform services in which you participated by means of substantive, personal contact with the person or entity or the agents of the person or entity, or (ii) about which you acquired non-public information in connection with your employment, in each case during the twelve months preceding the last date of your employment with Artisan. For the avoidance of doubt, “Artisan Prospective Client” shall include a person or entity with respect to which this definition otherwise applies notwithstanding that the services that were proposed to be provided would have been provided indirectly through such person’s or entity’s investment in an Artisan Partners Pooled Vehicle.

d.

Non-Solicitation of Employees. You agree that during the Restricted Period you will not (i) induce or attempt to induce any person (including, but not limited to, any Artisan portfolio manager) who is, or who has been, within the six months preceding your last date of employment with Artisan, an employee, partner or member of any member of the Artisan Group to leave the employment of such entity, including, for the avoidance of doubt, soliciting one or more Artisan portfolio managers to terminate employment with Artisan for the purpose of engaging in, or starting a business which engages in, a Competitive Enterprise; or (ii) to the extent not prohibited by local or state laws, hire, employ or otherwise use the services of any person who is an employee, partner or member of any member of the Artisan Group; provided that the foregoing will not prevent you from soliciting, hiring, employing or otherwise using the services of any employee of Artisan if, prior to his or her termination of employment with Artisan, such employee was engaged in providing services to your family and his or her compensation has been reimbursed (either in whole or in part) by you, Artisan Investment Corporation or ZFIC, Inc. In addition, the parties hereto agree that it shall be conclusively presumed to have resulted from an impermissible solicitation, and therefore it shall be a deemed violation of this Section 5(d) if, during the Restricted Period, you and one or more persons who was an Artisan portfolio manager at any time within the period of eighteen months prior to your termination of employment with Artisan, become employed by either the same employer or an affiliate thereof, or otherwise become affiliated as partners, contractors or other personal service providers with an entity together with its affiliates, to provide Restricted Services for the benefit of a Competitive Enterprise or any affiliate of a Competitive Enterprise.

e.	Restricted Period Definition. For purposes of Sections 5(a), 5(b), 5(c) and 5(d), “Restricted Period” shall mean the period during which you are employed by Artisan and for a period of two (2) years immediately following termination of your employment for any reason (regardless of whether you are employed pursuant to this Letter Agreement or otherwise at the time of such termination).

f.	Confidentiality.

i.	Confidential Information. You acknowledge that during the course of your employment, you will have access to and gain knowledge of Confidential Information and that the Artisan Group has a legitimate protectable interest in such Confidential Information and in the goodwill and business prospects associated therewith. “Confidential Information” means the non-trade secret confidential and proprietary information relating to the Artisan Group and their business and plans that is disclosed to, or known by, you as a consequence of your employment by Artisan and that is not in the public domain, including: (A) the identity of and all information concerning (1) institutional investors who are clients of any member of the Artisan Group or who are investors in any pooled investment vehicle (a “pooled fund”), including any mutual fund, UCITS fund or similar fund, advised by any member of the Artisan Group, (2) financial advisors and planners whose clients are investors in any pooled fund advised by any member of the Artisan Group, and (3) investors in any pooled fund advised by any member of the Artisan Group; (B) all information concerning the salaries or wages paid to, the work records of and other personal information relating to employees of any member of the Artisan Group and all information concerning the drawings or distributions paid to, the records of and other personal information relating to partners and members of any member of the Artisan Group; (C) all information relating to regulatory inspections, investigations and enforcement actions concerning any member of the Artisan Group; (D) all financial information concerning any member of the Artisan Group, all Class A Common Unit Holders (as such term is defined in the Partnership Agreement), and all Preferred Unit Holders (as such term is defined in the Partnership Agreement); and (E) any other information that is reasonably determined by any member of the Artisan Group to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to you; provided, however, that no information shall be considered to be Confidential Information, and the obligation of nondisclosure set forth in this Letter Agreement shall not apply to, any information that is or becomes publicly known or is derived from public information other than by the act or omission of you in violation of this Letter Agreement.

ii.

Covenant not to Misappropriate or Disclose Confidential Information. During your employment with Artisan and following the last date of your employment with Artisan (regardless of the reason that your employment terminated), you will not use for the benefit of yourself or any third party or, directly or indirectly, disclose, except as is required by law, any Confidential Information to anyone other than other employees of the Artisan Group and Artisan’s agents, service providers or others to whom disclosure is made by you pursuant to the performance of your employment duties for Artisan. You further acknowledge that Artisan does not consent to, and will not provide information to support, quotations of investment performance achieved by you while employed by Artisan. In the event any governmental agency, court or other party seeks to require or compel disclosure of any Confidential Information by you, you shall provide Artisan with prompt notice of such fact so that Artisan may evaluate the matter and determine whether to seek to prevent such disclosure and/or waive compliance with the provisions of this Section 5(f)(ii). In the event that such disclosure is legally required and cannot be prevented, you shall furnish only that portion of the Confidential Information as is legally required and shall make reasonable efforts to assure that confidential treatment will be accorded such disclosed information.

iii.	Return of Confidential Information and Electronic Equipment. Upon the last date of your employment with Artisan, you agree to promptly surrender to Artisan any correspondence, memoranda, files, lists, and all other documents, records or electronic media of any kind that contain any Confidential Information which are in your possession or under your control whether on or off the premises of the Artisan Group, as well as any computers (including home computers), cell phones, blackberries, iPods, iPads or similar electronic or communications equipment issued to you by the Artisan Group.

g.	Intellectual Property. As between you and the Artisan Group, all right, title and interest, whether known or unknown, in any intellectual property that is discovered, invented or developed by, or disclosed to you, in the course of rendering services to the Artisan Group will be the sole and exclusive property of the Artisan Group. You agree to do anything reasonably requested by the Artisan Group in furtherance of perfecting the Artisan Group’s possession of, and title to, any of this intellectual property. For this purpose, intellectual property includes, without limitation, trading strategies, investment techniques, formulas, ideas, patentable and unpatentable inventions, patents, trade and service marks, trade secrets and computer applications.

h.	Included Actions. You shall be deemed to have yourself taken any action which is prohibited by this Letter Agreement and to be in violation of this Letter Agreement if you take such action directly or indirectly, or if it is taken by any person or entity with whom you are associated as an employee, independent contractor, consultant, agent, partner, member, proprietor, owner, stockholder, officer, director, or trustee, or by any person or entity directly or indirectly controlled by, controlling or under common control with you.

i.

Injunctive Relief; Enforceability of Restrictive Covenants. You acknowledge that irreparable injury may result to Artisan, its affiliates and their business or financial prospects, if you breach the provisions of this Section 5 and agree that Artisan will be entitled, in addition to all other legal remedies available to Artisan for enforcement of such commitments, to an injunction or other equitable relief by any court of competent jurisdiction to prevent or restrain any breach or threatened breach of this Section 5. In addition to any rights that Artisan may have to injunctive relief in the event of a breach of this Section 5, you agree that Artisan shall have the right to withhold, to the extent allowable under applicable law, any amounts that are then owed to you (without limitation, in the form of cash or equity) in the event of your breach of this Section 5. The preceding sentence shall not be construed as a waiver of the rights that Artisan may have for damages under this Letter Agreement or otherwise, and all such rights shall be unrestricted. The parties hereto acknowledge that the restrictions on you imposed by this Section 5 are reasonable in both duration and geographic scope and in all other respects for the protection of the Artisan

Group, and its business, goodwill, and property rights. You further acknowledge that the restrictions imposed will not prevent you from earning a living in the event of, and after, the end of your employment.

j.	Non-Disparagement. During the Employment Period and for five (5) years following termination of your employment for any reason, (i) you will not, nor induce others to, disparage the Artisan Group, their past and present officers, directors, employees or products and (ii) the Board and the executive officers of Artisan will not, nor induce others to, disparage you. Nothing will prohibit either party from (i) disclosing that you are no longer employed by Artisan, (ii) responding truthfully to any governmental investigation, legal process or inquiry related thereto, (iii) making traditional competitive statements in the course of promoting a competing business, so long as any statements described in this clause (iii) do not intentionally disparage, defame or otherwise damage or assail the reputation, integrity or professionalism of the other party and are not based on confidential information obtained during the course of your employment or (iv) rebutting in good faith the other party’s untrue or misleading statement.

k.	Cooperation. During and after your employment with Artisan, you agree that you will reasonably cooperate with Artisan and its representatives in connection with any action, investigation, proceeding, litigation or otherwise with regard to matters of which you have knowledge as a result of your employment. Artisan will use its reasonable business efforts, whenever possible, to provide you with reasonable advance notice of its need for assistance and will attempt to coordinate with you the time and place at which such assistance is provided to minimize the impact of such assistance on any other material and pre-scheduled business commitment that you may have. The Artisan Group will reimburse you for the reasonable out-of-pocket expenses incurred in connection with such cooperation.

l.	Clawback. You acknowledge and agree that any amounts paid pursuant to this Letter Agreement shall be subject to any clawback or recapture policy for executive officers that the Artisan Group may adopt from time to time.

m.	Survival of Provisions. The obligations contained in this Section 5 will survive the termination of this Letter Agreement and the termination of your employment with Artisan and will be fully enforceable thereafter.

6.	Assignment. Notwithstanding anything else herein, this Letter Agreement is personal to you and neither this Letter Agreement nor any rights hereunder may be assigned by you. Artisan may assign this Letter Agreement to an affiliate or to any acquiror of all or substantially all of the business and/or assets of Artisan, in which case the term “Artisan” will mean such affiliate or acquiror. This Letter Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

7.	Governing Law. This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware.

8.

Entire Agreement; Effect of Termination of Letter Agreement; Severability; Waiver; Amendments. This Letter Agreement contains the entire agreement of the parties and supercedes and replaces any and all prior agreements relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Letter Agreement. The provisions of this Letter Agreement shall be deemed severable and if any provision is found to be illegal, invalid or unenforceable for any reason, (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof. The covenants contained in Section 5 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No amendments, alterations or modifications of this Letter Agreement will be valid unless made in writing and signed by you and a duly authorized officer or director of Artisan.

9.	Notice. For the purpose of this Letter Agreement, notices and all other communications required or permitted to be given under this Letter Agreement (a “Notice”) will be in writing and will be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile (with a Notice contemporaneously given by another method specified in this Section 9), (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

At the address (or to the facsimile number) shown on Artisan’s records, with a copy to such person or persons as you may identify to Artisan from time to time in writing.

With a copy to:

Thomas J. Murphy

McDermott, Will & Emery

227 W. Monroe St.

Chicago, IL 60606

Facsimile: (312) 984-7700

If to Artisan:

Artisan Partners Asset Management Inc.

875 E. Wisconsin Ave., Suite 800

Milwaukee, WI 53202

Attention: General Counsel

Facsimile: (414) 299-4336

or to such other address as either party may have furnished to the other in writing by like Notice, except that notices of change of address will be effective only upon receipt.

[Signature Page to Follow]

Please acknowledge your agreement and acceptance of the terms and conditions set forth in this Letter Agreement by signing below and returning the original copy of this Letter Agreement to Janet Olsen in the Milwaukee office (janet.olsen@artisanpartners.com; fax (414) 299-4336).

Very truly yours,

ARTISAN PARTNERS LIMITED PARTNERSHIP

By:
Name:
Title:

ARTISAN PARTNERS ASSET MANAGEMENT INC.

By:
Name:
Title:

Agreed to and Accepted:

Andrew A. Ziegler

Dated: , 2013